Exhibit 10.1

March 26, 2021

Via Email

Sudarsan Srinivasan

Dear Sudarsan,

On behalf of Atomera, it is my pleasure to offer you the position of Vice President of Engineering. You will report to the President and Chief Executive Officer, beginning on a mutually agreed date, no later than April 16, 2021. Your starting annual base salary will be $300,000 paid semimonthly.

You will participate in the company’s bonus program. Bonus payments are dependent on company results and are payable at the discretion of the compensation committee of our board of directors. The target bonus rate for your position is 40% of your base annual salary.

You will be granted options to purchase shares of the Atomera’s common stock (“Options”) that will be no less than a number equal to $625,000 divided by the FMV of an Option on the grant date. “FMV” will be determined using the Black-Scholes-Merton option pricing model as described in our most recent Annual Report. Your Option grant will require formal approval by the compensation committee, which will convene on or as soon as practicable after your start date. Your Options will have a four-year vesting schedule, with 25% of the total vesting one year from the date of grant and the balance vesting in equal quarterly installments after that. The above-described equity award will be documented in a separate award agreement delivered to you following the applicable grant date.

We will periodically review your performance and compensation levels and may, beginning in 2022, make adjustments consistent with our executive compensation program, as determined in the sole discretion of the compensation committee.

Consistent with all roles in the company, your employment will be on an at-will basis, having no specified term, and may be terminated at the will of either party on notice to the other. However, if we terminate your employment for any reason other than Cause (as defined in Exhibit A) during your first two years of employment, you will receive the following severance benefits, subject to the conditions noted below: (i) we will pay you an amount equal to six months of your base salary and (ii) we will reimburse you for up to six months for the difference between the premium paid for COBRA continuation coverage for you and your eligible dependents and the contribution paid for similar coverage under the company’s group health plans.

In the event of a Change of Control (as defined in the Company’s 2017 Stock Incentive Plan), all options, restricted stock units, restricted stock and any other form of equity award granted to you and then outstanding that are subject to vesting or risk of forfeiture shall fully vest immediately prior to such Change of Control.

Atomera follows a Self-Managed PTO Policy under which each employee has the flexibility to choose the amount of paid time off that they need as well as the timing of their time off. Paid time off does not accrue under this policy, so there is no requirement to formally track your paid time off. You will be eligible for the health, dental, vision, life/disability insurance and 401K benefits offered to employees generally.

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This offer supersedes any prior written or verbal offer and will expire at 5:00 PM, California time, on Monday, March 30, 2021. unless accepted prior thereto.

This offer is also contingent upon (i) signing the Employee Confidentiality and Assignment Agreement (the “Confidentiality Agreement”), (ii) satisfactory completion of a background check (iii) verification of your eligibility to work in the United States and (iv) signing an employment agreement outlining your employment relationship with Insperity, which is a Professional Employment Organization we co-employ with to provide benefit coverage for our employees. The Employee Confidentiality and Assignment Agreement needs to be completed and signed within one week of your acceptance of offer and in any event prior to your commencing employment at Atomera. On your first day of employment, please bring documents to establish your identity and employment eligibility from the enclosed list. These documents will be required to finalize your 1-9 form, which will be completed online on your first day of employment.

You may accept this offer by signing the endorsement below, returning the original letter and the signed agreements listed above to us.

We are very enthusiastic about the potential for Atomera and for your role in our future.

Sincerely,

/s/ Scott A. Bibaud

Scott A. Bibaud

President and Chief Executive Officer

Accepted by: /s/ Sudarsan Srinivasan	Date: 29-March-2021
Sudarsan Srinivasan

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Exhibit A

Additional Provisions for Offer Letter

1.	Definition of Cause. For purposes of the offer letter, “Cause” shall mean a finding by Atomera Incorporated (the “Company”), that you (i) have engaged in gross negligence, gross incompetence, or willful misconduct in the performance of your duties at the Company, (ii) have refused, without proper reason, to perform your duties, (iii) have materially breached any provision of this Agreement or of the Confidentiality Agreement, (iv) have willfully and materially breached a significant corporate policy or code of conduct established by Company, (v) have willfully engaged in conduct that is materially injurious to Company or its subsidiaries (monetarily or otherwise), (vi) have committed an act of fraud, embezzlement, or breach of a fiduciary duty to Company or an affiliate of Company (including the unauthorized disclosure of material confidential or proprietary information of the Company or an affiliate or intentional misrepresentation in any employment application, background check, or willfully making false representations in any capacity), (vii) have been convicted of (or pleaded no contest to) a criminal act involving fraud, dishonesty, or moral turpitude or any felony, or (viii) have been convicted for any violation of U.S. or foreign securities laws or has entered into a cease and desist order with the Securities and Exchange Commission alleging violation of U.S. or foreign securities laws.

2.	Compliance with Section 409A. All provisions of offer letter shall be interpreted in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”). Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of Section 409A, the right to a series of installment payments under this offer letter shall be treated as a right to a series of separate payments. Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of your compensation arrangements under Section 409A or any other federal, state or local tax law. Your tax consequences will depend, in part, upon the application of relevant tax law, including Section 409A, to the relevant facts and circumstances.